Exhibit 99.6

INSTRUCTIONS AS TO USE OF
OMAGINE, INC. WARRANT CERTIFICATES

CONSULT THE WARRANT AGENT OR YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a distribution of warrants (the “Warrant Distribution”) by Omagine, Inc., a Delaware corporation (the “Company”), to the holders of record (the “Record Shareholders”) of its common stock, $0.001 par value per share (the “Common Stock” or “Common Shares”) as of 5:00 p.m., Eastern time, on February  , 2012 (the “Record Date”), as described in the Company’s prospectus dated February  , 2012  (the “Prospectus”). The Record Shareholders at 5:00 p.m., Eastern time on the Record Date (the “Record Time”) are receiving, at no charge, transferable redeemable Common Stock purchase warrants (“Warrants”) exercisable for the purchase of our Common Shares. The Warrants will be evidenced by transferable Warrant certificates (the “Warrant Certificates”). In the Warrant Distribution, the Company is distributing up to an aggregate of 6,404,400 Warrants which are exercisable for the purchase of up to an aggregate of 6,404,400 Common Shares.

Each Record Shareholder will receive one Warrant exercisable at $5.00 per share (the “$5 Warrants”) and Warrant exercisable at $10.00 per share (the “$10 Warrants”) for each four (4) Common Shares owned by such Record Shareholder at the Record Time. All fractional Warrants resulting from the calculation of the number of Warrants attributable on an aggregate basis as to any Warrant holder will be eliminated by rounding up to the nearest whole Warrant. For example, if a Record Shareholder owned 1,001 Common Shares at  the Record Time, such Record Shareholder would receive 251 $5 Warrants and 251 $10 Warrants (after rounding up the fractional Warrant to the nearest whole Warrant) and would have the right to exercise those $5 Warrants to purchase up to a maximum of 251 Common Shares at a purchase price of $5.00 per share and would have the right to exercise those $10 Warrants to purchase up to a maximum of 251 Common Shares at a purchase price of $10.00 per share. Warrants may only be exercised for whole shares. Each $5 Warrant is exercisable for the purchase of one Common Share at a purchase price of $5.00 per share and each $10 Warrant is exercisable for the purchase of one Common Share at a purchase price of $10.00 per share (each of such exercise prices being the “Warrant Exercise Price”).

The Company may, upon thirty (30) days prior written notice, redeem any or all unexercised Warrants, at any time after the issuance date of the Warrants, at a Warrant redemption price of $0.001 per Warrant (a "Redemption"). The date fixed for any Redemption is the "Redemption Date". In the event of a Redemption by the Company therefore, if you wish to exercise your Warrants designated for Redemption, you may still do so but you will be required to do so on or before the Redemption Date of such Warrants designated for Redemption.

Unless redeemed earlier by the Company, the Warrants are valid until 5:00 p.m., Eastern time in the United States on December 31, 2013 (the “Warrant Expiration Date”). You or your nominee will receive Warrant Certificates and if you elect to exercise any or all of your Warrants, the Warrant Agent must receive your properly completed and duly executed Warrant Certificate(s) and full payment of the aggregate Warrant Exercise Price for the entire number of shares being purchased pursuant to the exercise of its Warrants (the “Warrant Payment”), including final clearance of any uncertified check, before 5:00 p.m., Eastern Time in the United States on the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date (either time and date being, as the case may be, the “Warrant Expiration Time”).

To properly exercise Warrants a Warrant holder must deliver to Continental Stock Transfer & Trust Company (the “Warrant Agent”) before the Warrant Expiration Time, its properly completed and executed Warrant Certificate(s) and its Warrant Payment. The Company will not be required to issue Common Shares to you if Continental Stock Transfer & Trust Company, as Warrant Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the Warrant Payment and related documents. Any excess Warrant Payments received by the Warrant Agent will be returned, without interest or penalty, as soon as practicable following the Warrant Expiration Time.

The number of $5 Warrants you own is printed on the face of your $5 Warrant Certificate and the number of $10 Warrants you own is printed on the face of your $10 Warrant Certificate. You should indicate your wishes with regard to the exercise of your Warrants and/or with regard to the transfer of your Warrants by completing the appropriate portions of your Warrant Certificate(s) and returning such Warrant Certificate(s) to the Warrant Agent in the envelope provided.

YOUR WARRANT CERTIFICATE AND WARRANT PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE WARRANT AGENT, AT OR BEFORE THE WARRANT EXPIRATION TIME. ONCE A WARRANT HOLDER HAS EXERCISED A WARRANT, SUCH EXERCISE MAY NOT BE REVOKED. WARRANTS NOT EXERCISED PRIOR TO THE WARRANT EXPIRATION TIME WILL EXPIRE VOID AND WORTHLESS WITHOUT ANY PAYMENT TO THE HOLDERS THEREOF.

1.	Method of Exercise of Warrants

To exercise Warrants, complete your Warrant Certificate(s) and send the properly completed and executed Warrant Certificate(s) evidencing such Warrants with any signatures required to be guaranteed so guaranteed, together with payment in full of the Warrant Exercise Price for each share being purchased pursuant to the exercise of your Warrants to the Warrant Agent, at or prior to the Warrant Expiration Time. The Warrant Payment will be held in a segregated account to be maintained by the Warrant Agent.

All Warrant Payments must be made in U.S. dollars for the full number of Warrants being exercised (a) by a cashier’s check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company”, (b) by an uncertified check drawn upon a U.S. bank payable to “Continental Stock Transfer & Trust Company” or (c) by wire transfer of immediately available funds to the following account maintained by the Warrant Agent for the purpose of accepting Warrant Payments (the “Warrant Account”):

JPMorgan Chase
ABA # 021-000021
Continental Stock Transfer & Trust Company, as agent for Omagine, Inc.
Acct # 957-342764 FBO Omagine, Inc., Warrant Exercise”

Any wire transfer should clearly indicate the identity of the Warrant holder who is making the Warrant Payment by wire transfer.

Warrant Payments will be deemed to have been received upon (i) clearance of any cashier’s check or uncertified check, (ii) receipt of collected funds in the Warrant Account designated above, or (iii) receipt of a certification from the Company indicating the amount of Company Indebtedness that has been offset on the books of the Company in payment of all or a portion of a Warrant holder’s Warrant Payment. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Warrant holders who wish to pay the Warrant Payment by means of uncertified check are urged to make payment sufficiently in advance of the Warrant Expiration Time to ensure that such Warrant Payment is received and clears by the Warrant Expiration Time. If you hold your Warrants in the name of a broker, dealer, custodian bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

The Warrant Certificate(s), all other required documents and your Warrant Payment must be delivered to the Warrant Agent by one of the methods described below:

By Mail, Hand or Overnight Courier:

Continental Stock Transfer & Trust Company
17 Battery Place, 8 th Floor
New York, NY  10004
Attn: Reorganization Department

For Confirmation or Information:
Telephone: (212) 509-4000, ext. 536

Delivery to an address other than the address above does not constitute valid delivery.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you should also request such bank or broker to exercise the Warrants and complete the Warrant Certificate(s) on your behalf.

If you send a Warrant Payment that is insufficient to exercise the number of Warrants you requested to be exercised, or if the number of Warrants you requested to be exercised is not specified in the forms, the exercise of your Warrants (as adjusted for the elimination of fractional Warrants) will be given effect to the fullest extent possible based on the amount of the Warrant Payment received. If your Warrant Payment is greater than the amount you owe for the exercise of the number of Warrants you requested to be exercised, you will be deemed to have exercised the maximum number of Warrants available to be exercised with your over-payment. If we do not apply your full Warrant Payment to your exercise of Warrants, the excess Warrant Payment received by the Warrant Agent will be returned to you, without interest or penalty, as soon as practicable following the Warrant Expiration Time.

Brokers, custodian banks and other nominee holders of Warrants who exercise Warrants on behalf of beneficial owners of Warrants will be required to certify to the Warrant Agent and the Company as to the aggregate number of $5 Warrants and/or $10 Warrants that have been exercised by each beneficial owner of Warrants (including such nominee itself) on whose behalf such nominee holder is acting.

2.	Issuance of Warrants and Common Shares; Return of Excess Payment

The following deliveries and payments will be made to the address shown on the face of your Warrant Certificate(s), unless you provide instructions to the contrary.

(a)
Warrants. As soon as practicable after the Record Date, the Warrant Agent will deliver, either electronically or in certificate form, to each Record Shareholder, the $5 Warrants and the $10 Warrants issued to such Record Shareholder pursuant to the Warrant Distribution.

(b)
Common Shares. As soon as practicable after the valid exercise of a Warrant by a Warrant holder, the Warrant Agent will deliver to such Warrant holder, either electronically or in certificate form, the number of Common Shares purchased by such Warrant holder pursuant to such exercise.

(c)
Excess Cash Payments. As soon as practicable after the valid exercise of a Warrant by a Warrant holder, any excess Warrant Payment received by the Warrant Agent will be mailed to the applicable Warrant holder, without interest or penalty.

3.	Transferability of Warrants

You may transfer your Warrants. The Warrants are transferable from their date of issuance until 5:00 p.m., Eastern time in the United States on the last trading day prior to the earlier of (i) the Redemption Date, or (ii) the Warrant Expiration Date (the “Transferability Period”). You may try to sell your Warrants through normal investment channels. We will apply for the listing of the Warrants for quotation on the Over-the-Counter Bulletin Board and we expect that they will be quoted and traded on the Over-the-Counter Bulletin Board under ticker symbols to be assigned subsequent to the Issue Date. We anticipate that both the $5 Warrants and the $10 Warrants will be quoted and eligible to trade on the Over-the-Counter Bulletin Board during the Transferability Period under ticker symbols to be assigned after the Issue Date The Warrants are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance whatsoever that a market for the Warrants will develop or if a market does develop, whether it will be sustainable during the Transferability Period or at what prices the Warrants will trade or if they will trade at all. Therefore, we cannot assure you that you will be able to sell any of your Warrants or as to the value you may receive in a sale.

4.	Method of Transferring Warrants

You may transfer all or a portion of the Warrants issued and distributed to you by completing the proper section on your Warrant Certificate(s). Any portion of the Warrants evidenced by your Warrant Certificates representing whole and not any fractional Warrants may be transferred by delivering to the Warrant Agent a Warrant Certificate(s) properly endorsed for transfer, with instructions to register that portion of the Warrants indicated, in the name of the transferee and to issue a new Warrant Certificate to the transferee evidencing the transferred Warrants. The Company shall issue and deliver to the transferee a new Warrant Certificate representing the Warrants so transferred. Upon any partial transfer, the Company shall issue and deliver to the Warrant holder a new Warrant Certificate representing the Warrants not so transferred.

If you wish to transfer all or a portion of your Warrants, you should allow a sufficient amount of time prior to the expiration of the Transferability Period for the transfer instructions to be received and processed by the Warrant Agent. Once processed by the Warrant Agent, the transferee receiving all or a portion of your Warrants will need sufficient time to exercise or sell the Warrants evidenced by the new Warrant Certificates that such transferee receives. You will also need adequate time to obtain a new Warrant Certificate representing your remaining Warrants, if any. The required time will depend upon the method by which delivery of the Warrant Certificates and any required Warrant Payment is made and the number of transactions you instruct the Warrant Agent to effect. Please bear in mind that the Warrants have a limited period of validity. Neither we nor the Warrant Agent shall have any liability to you or a transferee if Warrant Certificates, any other required subscription documents or Warrant Payments are not received in time for exercise or sale prior to the Warrant Expiration Time. All commissions, fees and other expenses, including brokerage commissions, incurred in connection with the purchase, sale or exercise of Warrants will be for your account, and none of these commissions, fees or expenses will be paid by the Company or the Warrant Agent.

5.	Execution

(a)
Execution by the Registered Holder. The signature on the reverse of Warrant Certificate(s) must correspond with the name of the registered holder named on the face of the Warrant Certificate(s) exactly as it appears on the face of the Warrant Certificate without any alteration or change whatsoever. All signatures must be an original. The Warrant Agent will not accept copies of signatures.

(b)
Execution by a Person Other Than the Registered Holder. If the Warrant Certificate(s) is executed by a person other than the registered holder named on the face of the Warrant Certificate, in a representative or other fiduciary capacity, such person must indicate his or her capacity when signing and proper evidence of the authority of such person to execute the Warrant Certificate must accompany the same unless the Warrant Agent dispenses with proof of such authority in its sole and absolute discretion. All signatures must be an original. The Warrant Agent will not accept copies of signatures.

(c)
Medallion Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify that Common Shares are to be issued to someone other than the registered holder named on the face of the Warrant Certificate.

6.	Method of Delivery

The method of delivery of Warrant Certificates, all other documents and Warrant Payments to the Warrant Agent is at the risk of the Warrant holders. If sent by mail, we recommend that you send those documents and your Warrant Payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Warrant Agent and clearance of your Warrant Payment before the Warrant Expiration Time.

7.	Special Provisions Relating to the Delivery of Warrants through the Depository Trust Company

In the case of Warrants that are held of record through the Depository Trust Company (“DTC”), such Warrants may be exercised by instructing DTC to transfer Warrants from the DTC account of such Warrant holder to the DTC account of the Warrant Agent, together with certification as to the aggregate number of $5 Warrants and/or $10 Warrants being exercised and the number of Common Shares being purchased pursuant to such exercise, and payment of the Warrant Exercise Price for each Common Share purchased pursuant to such exercise.

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